UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2005
Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)

(312) 344-4300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2005, First Industrial Realty Trust, Inc. (the “Company”) and First Industrial, L.P. (the “Operating Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse First Boston LLC (“CSFB”) pursuant to which the Company agreed to issue, and CSFB agreed to purchase, 1,250,000 shares of the Company’s common stock, $.01 par value. The Company also agreed  to issue and sell to CSFB, at the option of CSFB, an aggregate of not more than 187,500 additional shares of its common stock to cover over-allotments, if any.

The Company intends to use the net proceeds from the sale of the common stock for repayment of borrowings under the Operating Partnership’s credit facility, which were incurred to finance acquisition and development activities, and/or the acquisition and development of additional properties and/or general corporate purposes.

CSFB and/or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company and the Operating Partnership, for which they have received, and would expect to receive, customary fees and commissions.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
1.1	Underwriting Agreement dated December 6, 2005 among First Industrial Realty Trust, Inc., First Industrial, L.P. and Credit Suisse First Boston LLC

12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

            FIRST INDUSTRIAL REALTY TRUST, INC.

            By:  /s/ Scott A. Musil
                    Name:   Scott A. Musil
            Title:      Senior Vice President-Controller
                                           Principal Accounting Officer)

Date: December 6, 2005